UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FIRST SENTINEL BANCORP, INC.

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To Our Shareholders:

First Sentinel set out in 2003 to continue its transition from a traditional thrift to a community bank. In our retail network, we realigned our branch staffing structure to enhance our customer delivery. Our sales culture was fully integrated through a relationship management strategy which focuses on retention and expansion of customer relationships and a comprehensive incentive program that rewards performance consistent with our financial objectives.

We have further leveraged our sales initiatives by an aggressive, comprehensive business approach which fully develops our commercial customer relationships. Our commercial deposit sales initiative resulted in a 17% increase in new commercial deposits during the year, to a total of $79 million. The Company’s strategy of increasing core deposits while de-emphasizing certificates of deposits to reduce overall funding costs also continued with success: core deposits represented 61% of total deposits as of December 31, 2003. Our branch optimization analysis caused us to sell our Lawrenceville location during the year, as it was not considered part of our primary market area.

Our lending division experienced one of its busiest years in history. Commercial, construction and multi-family real estate loans expanded to 28% of the $1.2 billion portfolio. The historically low interest rate environment fueled record loan originations of $736.4 million for 2003, but also principal repayments and loan sales totaling $757.3. Our tangible capital position remained strong. Loan quality remained excellent, as did expense control, as the Company maintained its focus on efficient execution of its business plan.

The largest refinance market in our history, however, also created margin pressure on us, as with much of the thrift industry. Also, as valuations of thrift stocks continued to rise due to attractive dividend yields, and in some cases, takeover speculation, it became imprudent to utilize one of our primary capital management tools, share repurchases, as the limited earnings per share accretion did not justify the resulting dilution to book value.

During 2003, the Board of Directors continued to review the Company’s business plan and its progress toward achieving that plan. This review culminated in late December 2003 with the decision to merge with and into Provident Financial Services, Inc. The business combination with Provident Financial will result in a community bank institution with assets in excess of $6.6 billion and a north and central New Jersey franchise of 76 branches located in some of the best markets in the country. In arriving at the decision to merge with Provident Financial, the Board considered a number of compelling factors, including:

ð	the value of our focused franchise and operating performance;

ð	the opportunity to align with a community bank that has similar management philosophies, approaches and commitments to its customers, shareholders and communities as First Sentinel;

ð	the ability to provide a more complete and diverse commercial product set and to accelerate implementation of the bank-like model;

ð	the impact of the merger on our depositors, customers, employees and communities;

ð	the expectation that the combined company will continue to provide quality service to our customers; and

ð	the expectation that the merger will provide our shareholders with the opportunity to receive a substantial premium over our historical trading prices.

A more detailed description of these and other factors considered by the Board, as well as the events leading to this decision, is included in the Joint Proxy Statement/Prospectus being distributed to our shareholders in connection with our annual meeting. Completion of this transaction is subject to regulatory approvals and the approvals of shareholders of both of First Sentinel and Provident Financial.

The planning process for integrating First Sentinel with Provident Financial is in full swing, with operational and systems integration plans already in place. As both companies have strong balance sheets and excess capital, opportunities abound and operating synergies should be attained when we combine. First Sentinel has a legacy of success which is a testament to some of the most diligent and talented people in the business. Many of us will be joining the combined company and will continue to build on that legacy that was started more than 100 years ago. Through the challenges of 2004 and beyond, the Board of Directors thanks you for your continued support.

Sincerely,

/s/    Christopher Martin

        President and Chief Executive Officer

/s/    Philip T. Ruegger, Jr.

        Chairman of the Board